Exhibit 10.8

Proposed Final Version

SHARED SERVICES AGREEMENT

This AGREEMENT (this “Agreement”) is made effective as of [●], 2026 (the “Effective Date”), by and between Jindalee Lithium Limited, an Australian public company limited by shares (“Jindalee”), and US Elemental Inc., a Delaware corporation (“US Elemental”) (Jindalee and US Elemental collectively, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

BACKGROUND

WHEREAS, as a result of the transactions contemplated by that certain Business Combination Agreement, dated as of April 9, 2026, by and among Constellation Acquisition Corp. I, a Cayman Islands exempted company, US Elemental, HiTech Minerals Inc., a Nevada corporation and a wholly-owned subsidiary of Jindalee (“HiTech”), and the other parties thereto (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), among other things, US Elemental will acquire HiTech and Jindalee will acquire over 80.0% of the issued and outstanding shares of common stock, par value $0.0001 per share, of US Elemental (the “US Elemental Common Stock”), with the remaining issued and outstanding shares of US Elemental Common Stock being acquired by other stockholders (collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”);

WHEREAS, as a result of the Business Combination, certain directors of Jindalee will be appointed to serve on the board of directors of US Elemental (the “US Elemental Directors”);

WHEREAS, as a result of the Business Combination, certain members of management of Jindalee will also become members of management of US Elemental and provide certain management services to both Jindalee and US Elemental (the “Shared Management Services”);

WHEREAS, as a result of the Business Combination, certain employees of Jindalee will also become employees of US Elemental and provide certain services to both Jindalee and US Elemental (the “Shared Employee Services”);

WHEREAS, prior to the Business Combination, Jindalee provides certain general corporate and administrative services to HiTech and, following the Business Combination, it is expected that Jindalee and US Elemental will share certain general corporate and administrative services (the “Shared G&A Services” and, together with the Shared Management Services and Shared Employee Services, the “Shared Services”); and

WHEREAS, in order to ensure that each of Jindalee and US Elemental continues to receive such Shared Services following the Business Combination, the Parties mutually agree that it is in each of their best interests to share the costs and expenses associated with certain employees, certain facilities and property, and certain arrangements with third parties and that for ease of administration, Jindalee may pay such costs and expenses on behalf of US Elemental and its subsidiaries, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	TERM

The term of this Agreement shall commence at the effective time of the Acquisition Closing (as defined in the Business Combination Agreement) and shall continue until the termination of this Agreement pursuant to Section 4 herein (the “Term”).

2.	SERVICES

Jindalee shall, or shall cause its Affiliate(s) to, provide to (or at its discretion, procure for) US Elemental or its Affiliate(s) the applicable Shared Services as and when required during the Term. The Parties hereby agree that the Shared Services shall include the following:

2.1 [Corporate Executive. Executive management services including, but not limited to, corporate initiatives services, strategic planning, corporate development consulting projects, and general administrative functions.

2.2 Human Resources. Human resources services including, but not limited to, oversight of organizational design, talent management and staffing, training and development services, administration of benefit and equity compensation plans and other compensation and total rewards management, and provision of human resource system and other general human resource assistance to US Elemental (including payroll).

2.3 Audit. Audit services including, but not limited to, information technology audits and other oversight of internal investigations.

2.4 Accounting and Finance. Activities including, but not limited to, provision of accounting and financial support for: US Elemental’s mergers and acquisition (“M&A”) activity, management of accounting and financial systems, provision of internal controls and compliance oversight, budgeting and forecasting, financial planning and analysis, procurement, and preparation and filing of public financial disclosures (e.g., filings required by United States securities laws).

2.5 Legal. Legal advice and related assistance pertaining to, but not limited to, contracts, M&A, intellectual property, litigation, compliance (regulatory and government affairs) and other corporate legal issues.

2.6 Tax. Tax services including, but not limited to, preparation and filing of Tax returns, Tax provision support for public financial statements, Tax audits, estimated Tax declarations, Tax planning and advisory services, and other Tax-related functions as determined appropriate by US Elemental.

2.7 Treasury and Risk Management. Activities related to treasury and risk management functions including, but not limited to, banking and cash management, foreign currency management, assistance with determining insurance strategy with respect to property coverage, casualty, and product liability insurance, and any other insurance, and maintenance thereof.

2.8 Information Technology. Information technology services including, but not limited to, the study, design, development, implementation, support or management of computer-based information systems/infrastructure, particularly software applications and computer hardware, cybersecurity services and data backup and recovery.

2.9 IR/Communications. Services related to investor relations, corporate communications and public relations.

2.10 Facilities Management. Services related to office planning and management, building maintenance and repairs and security and access control.

2.11 Shared Contracts. Services under certain contracts that relate to the businesses of both Jindalee and US Elemental, which cannot be readily separated (such contracts the “Shared Contracts”). The actual contracts that are designated Shared Contracts pursuant to this Agreement shall be mutually agreed upon by the Parties.]

2.12 Miscellaneous. Any other activities respecting any other matters relating to US Elemental’s business that benefit US Elemental, as may be provided or procured by Jindalee from time to time and mutually agreed to by Jindalee and US Elemental. Each change or supplement to the Shared Services, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and shall be deemed a part of the “Shared Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

3.	COST SHARING

3.1 Generally.

3.1.1 All documented expenses, fees, charges and costs relating to the Shared Services, including third-party charges, facility costs, including maintenance costs, rental costs, legal and accounting expenses, telephone and fax costs, travel expenses, costs of technical and communications support, and shared administration and other similar office expenses (collectively, “Shared Expenses”), shall be paid by Jindalee.

3.1.2 In consideration of the Shared Services, and in further consideration of Jindalee’s assumption and payment of the Shared Expenses, US Elemental (or its Affiliate) shall reimburse Jindalee for the amount of any Shared Expense paid by Jindalee with respect to such Shared Services that are actually incurred by or on behalf of US Elemental. The Shared Expenses reimbursable by US Elemental pursuant to Section 3.1.2 shall be allocated between the Parties in accordance with an allocation methodology to be mutually agreed by the Parties prior to the Acquisition Closing and reviewed on an annual basis (the “Allocation Methodology”). The Allocation Methodology and the annual budget for Shared Expenses allocable to US Elemental shall be subject to review and approval by the board of directors of US Elemental (or an applicable committee thereof) as part of US Elemental’s annual operating budget process.

3.1.3 Any such Shared Expenses will be payable within forty-five (45) days of receipt by US Elemental of an invoice from Jindalee together with documentation supporting such Shared Expenses set forth on such invoice.

3.1.4 US Elemental shall have the right, at its sole cost and expense, to cause an independent third-party auditor (the “Auditor”) to audit and examine any books, records, invoices, receipts, time records and other documentation of Jindalee and its Affiliates that relate to or are reasonably necessary to verify the Shared Expenses charged to US Elemental pursuant to this Agreement. Jindalee shall (and shall cause its Affiliates to) make such books, records and documentation reasonably available to the Auditor during normal business hours. The Auditor shall be subject to customary confidentiality obligations with respect to the information reviewed. If any such audit reveals that US Elemental has been overcharged, then Jindalee shall promptly reimburse US Elemental for the amount of such overcharge, and if the overcharge equals more than five percent (5%) of the total Shared Expenses for the applicable period, then Jindalee shall bear the costs of such audit.

3.2 Shared Employees.

3.2.1 In the event that any employee (including any corporate executive) of Jindalee acts as an employee or corporate executive of, or otherwise provides services to, both Parties (and/or their subsidiaries) such employee shall be treated as a “Shared Employee”.

3.2.2 For such time as any Shared Employees are shared under this Agreement, the applicable employer of the Shared Employee, either US Elemental or Jindalee, shall, except as provided in Section 3.2.3, be solely responsible for the payment of all compensation, including wages, bonuses, commissions and other incentive compensation (collectively, the “Wages”), employee benefits, including, but not limited to, pension and welfare benefits, paid absences, health insurance and other fringe benefits, direct non-labor costs and similar expenses, reimbursement of out-of-pocket third-party costs and expenses, severance benefits and workers’ compensation insurance (collectively, the “Benefits”), in each case, including associated employer-side payroll and similar Taxes. Without limiting the generality of the foregoing, such Wages, Benefits and other costs relating to Shared Employees (including associated employer-side payroll and similar Taxes) shall (regardless of whether US Elemental or Jindalee is responsible under this paragraph for the actual payment of Wages or the provision of Benefits) be deemed “Shared Expenses” and subject to payment or reimbursement, as applicable, under Section 3.1.

3.2.3 Notwithstanding the provisions of Section 3.1.1 or 3.2.2, any equity compensation awards to Shared Employees shall be granted by, and remain the responsibility of, Jindalee; provided, that to the extent the allocable cost of any such equity compensation award would constitute a Shared Expense reimbursable by US Elemental, such award shall be subject to the prior approval of the applicable committee of the board of directors of US Elemental (including as to the type, amount and material terms of such award). The portion of the cost of such Jindalee equity compensation awards reasonably allocable to services provided to or for the benefit of US Elemental or its subsidiaries (and approved by the US Elemental board of directors as set forth in the previous sentence) shall constitute a Shared Expense reimbursable by US Elemental pursuant to Section 3.1. The Parties presently expect that the allocable cost of such Jindalee equity compensation awards will be reflected as an expense on US Elemental’s financial statements for accounting purposes, but this expectation is separate from the contractual reimbursement obligation under this Section 3.2.3 and does not purport to determine or prescribe the accounting treatment required under applicable accounting standards. Any equity compensation awards to employees of US Elemental or its subsidiaries, including current or former employees of HiTech following the Business Combination, shall be granted by, and remain the sole responsibility of, US Elemental and shall not constitute Shared Expenses or otherwise be reimbursable under this Agreement.

3.3 Taxes.

3.3.1 Any amount required to be paid by a Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement does not include any Taxes payable with respect to such payment. In addition to any such payment, except as otherwise provided in this Agreement, US Elemental shall pay (or cause to be paid) and be responsible for and shall promptly reimburse Jindalee for any sales, use, excise, value-added, service, goods and services, consumption or similar Taxes imposed on, in connection with or with respect to the provision of the Shared Services by Jindalee (such Taxes, “Service Provision Taxes”). US Elemental shall either (1) upon receipt of an invoice (or other valid and customary documentation, if any), if applicable, reasonably detailing the applicable Service Provision Taxes and a calculation of the amount due, promptly pay or reimburse Jindalee for the amount of such Service Provision Taxes shown as due on such invoice (or other documentation) (and, to the extent required by applicable Law, Jindalee shall timely remit such amount to the applicable Tax authority) or (2) where permitted by applicable Law, timely and directly account to the relevant Tax authority for any such Service Provision Taxes.

3.3.2 Any amount required to be paid by a Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless the payor is required to deduct or withhold Taxes from such payment under applicable Law. If the payor is so required by applicable Law to deduct or withhold any amount for or on account of Taxes from any such payment, then the payor shall (i) make such deductions or withholdings as are required by applicable Law (taking into account applicable Tax forms, documentation or certificates furnished by the payee and any reductions or exemptions provided thereunder), (ii) timely pay the full amount so deducted or withheld to the applicable Tax authority, and (iii) promptly provide to the applicable payee reasonable evidence of payment to the appropriate Tax authority of such deducted or withheld amounts. To the extent any such amounts are so deducted or withheld and timely paid to the applicable Tax authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction and withholding was made; provided, for the avoidance of doubt, that Service Provision Taxes shall not be treated as deemed paid to Jindalee and shall be reimbursed by US Elemental pursuant to Section 3.3.1.

3.3.3 The Parties shall (and shall cause their respective Affiliates to) cooperate in good faith in order to reduce or eliminate Service Provision Taxes and Taxes otherwise required to be deducted or withheld by any Party (or its Affiliates) on amounts required to be paid by such Party (or its Affiliates) to the other Party (or its Affiliates) pursuant to this Agreement to the extent legally permissible, including by providing any applicable Tax forms, documentation or certificates.

3.3.4 If Jindalee receives any refund of Taxes that are borne by US Elemental pursuant to this Agreement, then Jindalee shall promptly pay, or cause to be paid, to US Elemental the amount of such refund (net of any additional Taxes Jindalee incurs or will incur as a result of the receipt of such refund, taking into account available deductions for applicable Tax purposes that reduce such Taxes).

3.3.5 If any amount paid by US Elemental to Jindalee with respect to Taxes in connection with this Agreement is subject to adjustment by any Tax authority pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law), US Elemental shall make an additional payment or Jindalee shall make a rebate of consideration previously paid to reflect such adjustment to the extent consistent with the Parties’ economic rights and obligations for such Taxes pursuant to this Agreement.

3.3.6 The Parties agree to (and to cause their respective Affiliates to) cooperate in good faith to avoid double taxation.

3.3.7 Notwithstanding anything to the contrary in this Agreement, each Party will be solely responsible for any and all Taxes levied, assessed or imposed on its income, business operations (e.g., franchise Taxes) or the ownership of its assets.

3.4 Board Services. For such time as any US Elemental Director is also serving on (or as an observer of) the board of directors of Jindalee, such US Elemental Director will be compensated solely by Jindalee in accordance with Jindalee’s non-employee director compensation program (which may be amended from time to time) and will not receive additional compensation from US Elemental.

4.	TERMINATION

4.1 Events of Termination. This Agreement may be terminated in the following events:

4.1.1 immediately by a Party upon written notice if the other Party defaults in the performance of any of its material obligations under this Agreement, and such default continues and has not been remedied for a period of thirty (30) days after a Party has given written notice specifying such default and requiring it to be remedied;

4.1.2 immediately by a Party upon written notice if the other Party experiences a Bankruptcy Event. For purposes of this Agreement, a “Bankruptcy Event” will be deemed to have occurred with respect to a Party upon such Party’s insolvency, general assignment for the benefit of creditors, such Party’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Party’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Party or for all or any substantial part of such Party’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Party of any Bankruptcy Proceeding that is not stayed within sixty (60) days after such filing;

4.1.3 immediately by a Party upon written notice if the other Party experiences a Change of Control;

4.1.4 upon written notice by either Party following the consummation of any transaction as a result of which Jindalee, or its successor, ceases to own, directly or indirectly, more than 50% of the issued and outstanding equity interests of US Elemental, or its successor; provided, that such termination shall not be effective until the date that is twelve (12) months following the date of such consummation or such other date as mutually agreed by the Parties (the “Transition Period”);

4.1.5 by US Elemental upon not less than ninety (90) days’ prior written notice to Jindalee; or

4.1.6 as agreed to in writing by the Parties.

4.2 Effect of Termination.

4.2.1 Expiration or other termination of this Agreement shall not: (i) relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination; (ii) preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement prior to the effective date of such termination; or (iii) prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such termination or that, by the terms of this Agreement, survives such termination. In the event this Agreement is terminated pursuant Section 4.1.3 or 4.1.4, the Parties shall cooperate to enter into a new agreement to provide for an orderly transition of shared services, as deemed reasonably necessary by the Parties. Without limiting the foregoing, during any Transition Period under Section 4.1.4, Jindalee shall (a) continue to provide the Shared Services at the same level of quality and with the same priority as provided prior to the triggering event, (b) provide reasonable assistance to US Elemental in establishing independent capabilities or transitioning the Shared Services to a third-party provider, including transferring knowledge, documentation and other information reasonably necessary for such transition, and (c) not reduce the personnel or resources dedicated to performing the Shared Services without the prior written consent of US Elemental (not to be unreasonably withheld). During the Transition Period, the cost-sharing provisions of Section 3 shall continue to apply.

4.2.2 No Fees Due Upon Termination. Other than amounts due in connection with Shared Services rendered prior to termination of this Agreement, no Party shall be entitled to receive any fee or payment upon termination of this Agreement, whether or not such termination is for cause.

4.2.3 Survival. Nothing herein shall survive the termination of this Agreement, except for Section 3.3.4, Section 3.3.5 and this Section 4.2, those terms that are, by their express terms (including as provided by this Section 4.2), to survive the termination of this Agreement and Sections 5, 6, 8 and 10, each of which shall survive any termination of this Agreement.

5.	INDEMNIFICATION

5.1 By Jindalee. Jindalee shall indemnify and hold US Elemental harmless from and against any and all claims, demands, losses, Taxes, costs, damages, suits, judgments, penalties, expenses, and liabilities of any kind or nature whatsoever, related to claims asserted by third parties, incurred by US Elemental, including reasonable attorneys’ fees and costs of any defense associated therewith and incremental Taxes arising as a result of such indemnification (the foregoing, as incurred by the applicable indemnification Party, “Losses”), arising directly or indirectly out of, or in any manner connected with, the bad faith, gross negligence or willful misconduct of Jindalee in performing or failing to perform the activities hereunder.

5.2 By US Elemental. US Elemental shall indemnify and hold Jindalee harmless from and against any and all Losses, arising directly or indirectly out of, or in any manner connected with, (a) US Elemental’s breach of its obligations under this Agreement, (b) US Elemental’s misuse of the Shared Services, or (c) US Elemental’s bad faith, gross negligence or willful misconduct in connection with its obligations under this Agreement.

5.3 Actions Between Parties; Limitation of Liability. For the avoidance of doubt, nothing in this Section 5 shall limit any Party’s right to assert claims against another Party for breach of this Agreement and to pursue any available legal and equitable rights and remedies in connection therewith, provided that (a) except to the extent arising from a Party’s bad faith, gross negligence or willful misconduct, no Party shall be liable for any indirect or consequential damages, for damages incidental to damages for which it is not liable hereunder, for loss of use, loss of profits, loss of production or business interruption, and (b) any damages resulting from claims of third parties shall be governed solely by Section 5.1 or Section 5.2 (as applicable); and further provided that any Party’s liability to another Party, in the event of a claim under this Section 5.3, shall be limited to the total aggregate amounts paid by US Elemental to Jindalee pursuant to this Agreement during the twelve (12) month period preceding the event giving rise to such claim (excluding any Losses arising from a Party’s bad faith, gross negligence or willful misconduct, and each Party’s indemnification obligations for third-party claims as set forth in Section 5.1 or Section 5.2 (as applicable), which, in each case, shall not be subject to such limitation).

6.	INDEPENDENT CONTRACTOR STATUS

This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship between the Parties. With respect to the subject matter of this Agreement, both Parties shall be, and shall act as, independent contractors. Neither Party shall have authority to create any obligation for the other Party, except to the extent stated herein. Further, Jindalee shall be responsible for: (1) selecting and hiring its employees legally, including compliance with all applicable laws in connection therewith; (2) paying wages and other benefits that Jindalee offers to such employees in accordance with applicable laws; and (3) paying or withholding all required payroll taxes and mandated insurance premiums. Jindalee shall indemnify US Elemental from a claim made by any Jindalee employee or agent against US Elemental alleging rights or benefits as a US Elemental employee. Jindalee will make available to US Elemental such personnel as may be necessary to provide such Shared Service on the understanding that such personnel shall remain employed or engaged by Jindalee and under Jindalee’s direction, control and supervision. Jindalee will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Shared Service, and (ii) remove and replace such personnel at any time.

7.	PERFORMANCE OF SERVICES

7.1 Compliance with Law. Nothing in this Agreement shall require Jindalee to perform or cause to be performed any Shared Service to the extent the manner of such performance would constitute a violation of applicable law or any existing contract or agreement with a third party. Each Party shall be responsible for its own compliance and its subcontractors’ compliance with any and all laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable law that results in liability being imposed on the other Party.

7.2 Standard of Service. Jindalee represents, warrants and agrees that the Shared Services it provides shall be provided in good workmanlike manner using commercially reasonable efforts, in accordance with applicable Law and in a manner generally consistent with the historical provision of the Shared Services and with the same or higher standard of care as historically provided. US Elemental shall use the Shared Services for the same purposes and in substantially the same manner as were used historically. Jindalee agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Shared Services in accordance with the standards set forth in this Agreement. Jindalee remains responsible for the performance by any of its Affiliates of the Shared Services, and each such Affiliate shall be subject to the standard of service set forth in this Section 7.2.

7.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SHARED SERVICES ARE PROVIDED AS-IS, THAT US ELEMENTAL ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SHARED SERVICES AND JINDALEE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF JINDALEE AND US ELEMENTAL HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SHARED SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SHARED SERVICE FOR A PARTICULAR PURPOSE.

8.	CONFIDENTIALITY

8.1 Neither Party hereto as the Receiving Party (as defined below) shall disclose to any third party, any Information (as defined below), except: (a) to the extent necessary to comply with applicable law, a governmental entity with jurisdiction over the Receiving Party or a valid court order of a court with competent jurisdiction, in which event the Receiving Party shall so notify the Disclosing Party (as defined below) as promptly as is practicable (if possible, prior to making such disclosure) and shall not oppose any efforts of the Disclosing Party to seek confidential treatment of such information; (b) to the extent necessary to comply with the disclosure requirements of the Securities and Exchange Commission or similar entities; (c) (i) to the Receiving Party’s employees, directors and officers, in their capacity as such, on a reasonable need-to-know basis, and (ii) to the Receiving Party’s respective parent, subsidiary or other Affiliates, and its or their investors, financiers, banks, auditors, attorneys, employees, directors and officers, in each case, on a reasonable need-to-know basis in connection with this Agreement (collectively, its “Permitted Recipients”) (provided, that the Receiving Party shall be liable in the event that any of its Permitted Recipients disclose any information that the Receiving Party would be prohibited from disclosing pursuant to this provision); (d) in order to enforce the Receiving Party’s rights pursuant to this Agreement; and (e) to a bona fide prospective or an actual buyer or financier as well as the Permitted Recipients thereof (provided, that any such buyer or financier first executes a written confidentiality agreement with the Receiving Party pursuant to which such buyer or financier agree(s) (on behalf of itself and its Permitted Recipients) to be bound by the provisions of this Section 8.1 or a similar undertaking of confidentiality at least as restrictive as the provisions of this Section 8.1). “Information” means, with respect to a Party (the “Disclosing Party”), all confidential and/or proprietary information of such Disclosing Party that is received by or on behalf of the other Party (the “Receiving Party”) or that the Receiving Party otherwise learns or has access to, other than any such information that (a) is publicly available or publicly known other than through a breach of this Section 8.1, (b) was known to the Receiving Party from a source other than the Disclosing Party, as applicable, that is not subject to a confidentiality obligation, or (c) is independently developed after the Effective Date by or on behalf of the Receiving Party or any of its Representatives, as applicable, without use or reference to the Information of the other Party. With respect to the Information of a Disclosing Party hereto, the Receiving Party shall use the same degree of care in safeguarding such Information as it uses to safeguard its own confidential Information and otherwise, in a commercially reasonable manner. Each Party acknowledges and agrees that in the event of a breach by it of any of the provisions of this Section 8.1, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Disclosing Party and/or its successors or assigns may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of proving actual damages. For the avoidance of doubt, each Party shall be required to inform its members, managers, officers, employees, contractors and agents of the obligations hereunder and cause them to comply therewith.

9.	INTELLECTUAL PROPERTY

9.1 Nothing in this Agreement shall or is intended to transfer, convey, grant or assign any right, title or interest in or to the Intellectual Property Rights of one Party (or such Party’s Affiliates) to the other Party, whether by implication, estoppel or otherwise. All rights not expressly granted herein are expressly reserved.

10.	MISCELLANEOUS

10.1 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail, on the date of transmission to such recipient (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on Schedule 1.

10.2 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and there are no representations, warranties, understandings or commitments except as provided herein. This Agreement supersedes all prior understandings, negotiations and discussions, whether written or oral, concerning the subject matter hereof, which are hereby cancelled.

10.3 Successors and Assigns; No Third-Party Rights. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void ab initio and without force or effect, provided that any assumption of this Agreement as part of the chapter 11 bankruptcy case of any Party shall not be considered an assignment for purposes of this Section 10.3. This Agreement is not intended to, and does not, create rights in any other person, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

10.4 Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other governmental authority in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to replace invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

10.5 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, shall be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

10.6  Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

10.7 Dispute Resolution.

10.7.1 Escalation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”), either Party may deliver written notice to the other Party describing the Dispute in reasonable detail (a “Dispute Notice”). Within fifteen (15) Business Days following delivery of a Dispute Notice, a senior executive officer of each Party shall meet (in person or by videoconference) and negotiate in good faith to attempt to resolve the Dispute.

10.7.2 Mediation. If the senior executive officers are unable to resolve the Dispute within thirty (30) days following delivery of the Dispute Notice (or such longer period as the Parties may agree in writing), either Party may submit the Dispute to mediation administered by JAMS in New York, New York, in accordance with the JAMS Mediation Rules then in effect. The costs of the mediation (excluding each Party’s own attorneys’ fees and expenses) shall be shared equally by the Parties.

10.7.3 Litigation. If the Dispute has not been resolved within sixty (60) days following delivery of the Dispute Notice (or such longer period as the Parties may agree in writing), either Party may pursue any available legal or equitable remedies in accordance with Section 10.8 of this Agreement. Nothing in this Section 10.7 shall prevent either Party from seeking injunctive or other equitable relief from a court of competent jurisdiction at any time to prevent irreparable harm.

10.7.4 Continuation of Services. Notwithstanding the existence of any Dispute, Jindalee shall continue to provide the Shared Services in accordance with this Agreement pending the resolution of such Dispute, and US Elemental shall continue to pay undisputed amounts in accordance with Section 3.

10.8 Governing Law; Waiver of Jury. Each of the Parties hereto hereby agrees this Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter.

10.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney or representative of either Party or their affiliates shall have any liability for any obligations or liabilities of either Party, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Jindalee Lithium Limited		US Elemental Inc.

By:		By:
Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]

Schedule I

Notice Information